Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports on the consolidated financial statements of NCI, Inc. dated March 1, 2005 (except as to the Reincorporation Transaction and the stock split described in Note 1, as to which the date is October 3, 2005), and the financial statements of Scientific and Engineering Solutions, Inc. dated March 1, 2005, incorporated by reference in the Registration Statement on Form S-8 (No. 333-                ) pertaining to the 2005 Performance Incentive Plan of NCI, Inc.

/s/ Ernst & Young LLP

McLean, VA

October 18, 2005